SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                              (Amendment No. 3)

                         Berkshire Realty Company, Inc.
            -------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $0.01 per share
            -------------------------------------------------------
                        (Title of Class of Securities)

                                  084710 10 2
                            ----------------------
                                (CUSIP Number)

                               Thomas J. Saylak
                  Blackstone Real Estate Acquisitions III L.L.C.
                                345 Park Avenue
                              New York, NY 10154
                                (212) 583-5000
            -------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                               October 15, 1999
                            ----------------------
            (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box /x/.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D


CUSIP No. 084710 10 2                          Page  2   of  12   Pages



 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Acquisitions III L.L.C.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                      (b) /x/

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*

     Not Applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEM 2(d) or 2(e)                                                   / /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                7   SOLE VOTING POWER
 NUMBER OF
  SHARES                    0
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED
    BY                      0
   EACH         9   SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                    0
   WITH        10   SHARED DISPOSITIVE POWER

                            0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                               / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14   TYPE OF REPORTING PERSON*

          OO
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


CUSIP No. 084710 10 2                          Page  3   of   12  Pages



 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Blackstone Real Estate Advisors III L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                     (b) /x/

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*

     Not Applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEM 2(d) or 2(e)                                               / /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                7   SOLE VOTING POWER
 NUMBER OF
  SHARES                    0
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED
    BY                      0
   EACH         9   SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                    0
   WITH        10   SHARED DISPOSITIVE POWER

                            0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
           / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14   TYPE OF REPORTING PERSON*

          PN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


CUSIP No. 084710 10 2                          Page   4   of   12    Pages



 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          BRE Advisors III L.L.C.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                      (b) /x/

 3   SEC USE ONLY



 4   SOURCE OF FUNDS*

          Not Applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEM 2(d) or 2(e)                                                   / /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                7   SOLE VOTING POWER
 NUMBER OF
  SHARES                    0
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED
    BY                      0
   EACH         9   SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                    0
   WITH        10   SHARED DISPOSITIVE POWER

                            0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                             / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14   TYPE OF REPORTING PERSON*

          OO
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


CUSIP No. 084710 10 2                          Page   5   of   12    Pages



 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          BRE/Berkshire GP L.L.C.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                      (b) /x/

 3   SEC USE ONLY


 4   SOURCE OF FUNDS*

         Not Applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEM 2(d) or 2(e)                                                   / /

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                7   SOLE VOTING POWER
 NUMBER OF
  SHARES                    0
BENEFICIALLY    8   SHARED VOTING POWER
  OWNED
    BY                      0
   EACH         9   SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                    0
   WITH        10   SHARED DISPOSITIVE POWER

                            0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                             / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14   TYPE OF REPORTING PERSON*

          IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


CUSIP No. 084710 10 2                          Page   6   of   12    Pages



 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          BRE/Berkshire LP L.L.C.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                      (b) /x/

 3   SEC USE ONLY


 4   SOURCE OF FUNDS

          Not Applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEM 2(d) or 2(e)                                                   / /

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

              7   SOLE VOTING POWER
 NUMBER OF
  SHARES                    0
BENEFICIALLY  8   SHARED VOTING POWER
  OWNED
    BY                      0
   EACH       9   SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                    0
   WITH      10   SHARED DISPOSITIVE POWER

                            0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES                                                              / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14   TYPE OF REPORTING PERSON*

          IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


CUSIP No. 084710 10 2                          Page   7   of   12    Pages



 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          Peter G. Peterson

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                      (b) /x/

 3   SEC USE ONLY

 4   SOURCE OF FUNDS

     Not Applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEM 2(d) or 2(e)                                                   / /

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

              7   SOLE VOTING POWER
 NUMBER OF
  SHARES                    0
BENEFICIALLY  8   SHARED VOTING POWER
   OWNED
    BY                      0
   EACH       9   SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                    0
   WITH      10   SHARED DISPOSITIVE POWER

                            0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                             / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14   TYPE OF REPORTING PERSON*

          IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D


CUSIP No. 084710 10 2                          Page   8   of   12     Pages



 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          Stephen A. Schwarzman

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /

                                                                      (b) /x/
 3   SEC USE ONLY

 4   SOURCE OF FUNDS

     Not Applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEM 2(d) or 2(e)                                                   / /


 6   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                7   SOLE VOTING POWER
 NUMBER OF
  SHARES                    0
BENEFICIALLY    8   SHARED VOTING POWER
   OWNED
    BY                      0
   EACH         9   SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                    0
   WITH        10   SHARED DISPOSITIVE POWER

                            0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                             / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%

14   TYPE OF REPORTING PERSON*

          IN
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              AMENDMENT NO. 3 TO

                       STATEMENT PURSUANT TO RULE 13d-1

                                    OF THE

                         GENERAL RULES AND REGULATIONS

                                   UNDER THE

                  SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

     This Amendment No. 3 to Schedule 13D is being filed jointly by Blackstone Real Estate Acquisitions III L.L.C., a Delaware limited liability company, Blackstone Real Estate Advisors III L.P., a Delaware limited partnership, BRE Advisors III L.L.C., a Delaware limited liability company, BRE/Berkshire GP L.L.C., BRE/Berkshire LP L.L.C., Mr. Peter G. Peterson and Mr. Stephen A. Schwarzman. This Amendment No. 3 amends the Schedule 13D, as amended, relating to shares of common stock, par value $.01 per share, of Berkshire Realty Company, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein but not defined shall have the meaning attributed to them in the
Schedule 13D.

Item 4.  Purpose of Transaction.

     Item 4 of the Schedule 13D is hereby amended by adding the following paragraph immediately prior to the final paragraph thereof:

          On October 15, 1999, the mergers contemplated by the Merger Agreement and the OP Merger Agreement (together, the "Mergers") were consummated.

          In connection with the Mergers, all outstanding shares of Common Stock and all outstanding OP Units, other than 512,203 shares of Common Stock and 4,904,066 OP Units (the "Contributed Securities") (which were contributed to Berkshire Holdings and which were canceled with no consideration deliverable in exchange therefor) and other than dissenting shares, were converted into the right to receive the applicable merger consideration deliverable in exchange therefor.

Item 5.  Interests in Securities of the Issuer.

     Item 5 of the Schedule 13D is hereby amended by adding the following paragraph at the end thereof:

          As of October 15, 1999, as a result of the consummation of the Mergers and the conversion of all outstanding shares of Common Stock and all outstanding OP Units (other than the Contributed Securities and dissenting shares) into the right to receive the applicable merger consideration deliverable in exchange therefor, none of the Reporting Persons beneficially owns, or may be deemed to beneficially own, any shares of Common Stock or OP Units.

          As of October 15, 1999, as a result of the consummation of the Mergers and the conversion of all outstanding shares of Common Stock and all outstanding OP Units (other than the Contributed Securities and dissenting shares) into the right to receive the applicable merger consideration deliverable in exchange therefor and the cancellation of the Contributed Securities, none of the Krupp Affiliates and none of Krupp GP or Krupp LP beneficially owns, or may be deemed to beneficially own, any shares of Common Stock or OP Units.

                                           SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           BLACKSTONE REAL ESTATE ACQUISITIONS
                                           III L.L.C.


                                           By:/s/  Thomas J. Saylak
                                              ----------------------
                                            Name:  Thomas J. Saylak
                                            Title:     Vice President


                                           BLACKSTONE REAL ESTATE ADVISORS
                                           III L.P.

                                           By:  BRE ADVISORS III L.L.C.
                                               -------------------------

                                           By:/s/  Thomas J. Saylak
                                               -------------------------
                                             Name:  Thomas J. Saylak
                                             Title:     Vice President

                                           BRE ADVISORS III L.L.C.


                                         By:/s/  Thomas J. Saylak
                                             ----------------------------
                                             Name:  Thomas J. Saylak
                                             Title:   Vice President



                                             /s/  Thomas J. Saylak
                                             ----------------------------
                                                  PETER G. PETERSON

                                         By:  Thomas J. Saylak,
                                                 Attorney-in-Fact


                                            /s/  Thomas J. Saylak
                                            ------------------------------
                                             STEPHEN A. SCHWARZMAN

                                         By: Thomas J. Saylak, Attorney-in-Fact



Dated:  October 20, 1999